Jeremy Jacobs Sr.
AcquiresFannie Mae's Stock.

Fannie Mae recently notified us that they had sold all of its voting and non-voting common stock to Jeremy Jacobs. Mr. Jacobs is a well-respected local businessman, community leader and philanthropist. He is the Chairman and Chief Executive Officer of Delaware North Companies, a global food and hospitality services giant. Mr. Jacobs also owns the Boston Bruins.

Fannie Mae was an early investor and supporter of the Bank. They were a catalyst for the Bank's growth and the development of the former Pierce Arrow Building, which now serves as the Bank's headquarters. Fannie Mae owned 4.9% of the voting stock and 115,750 non-voting shares. They were the only holder of non-voting common stock.

Fannie Mae indicated that its decision to sell its equity interest was based upon its desire to replace all equity investments in community banks across the country with trust preferred securities. Such securities will still continue to provide banks with the equity they need to support Fannie Mae's mission of expanding affordable homeownership, and will also provide some current income in the form of interest payments on the securities to Fannie Mae. The Bank will consider the possibility of selling trust-preferred securities to Fannie Mae after the completion of its rights offering in March.

The terms of the purchase were not disclosed.

Our Town of Tonawanda office is now framed in, and completion is scheduled for April. This will be our 7th full-service office and will provide a convenient banking location for residents of the Kenmore and Tonawanda communities. The office is located at 3438 Delaware Avenue between Kenview Avenue and June Road, directly across the street from Premier Liquor. This will be the Bank's second prototype office. The building is approximately 4,000 square feet and will have two drive-thru teller lanes and an exterior ATM.

> GBSB Commences Indirect Auto Financing.

We are pleased to announce that Darren Gress has joined the Bank as Assistant Vice President and consumer lending manager. The Bank has entered into an agreement with the West Herr Automotive Group to process auto loans originated by West Herr's 16 local car dealerships. Indirect auto lending will help to further diversify the Bank's loan portfolio and provide high-quality, shorter-term loans, which will be underwritten and serviced by the Bank. It will also expand our customer base and provide the Bank with additional opportunities to sell other deposit and loan products.

Darren is a native Western New Yorker and lives on Grand Island with his wife and children. He was most recently business development manager for the Ford Motor Credit Corporation's local office and has over ten years experience in all aspects of indirect auto lending. Darren is a graduate of SUNY at Buffalo and earned his MBA from Canisius College. He is excited about the opportunity to not only start the Bank's indirect auto lending function, but to also focus on the development of all the Bank's consumer lending products.

BounceProof Checking is a Success.

In August, the Bank launched "BounceProof Checking," an enhanced overdraft protection privilege that is now available to checking customers after a short waiting period.

Bounceproof Checking provides our customers with the peace of mind that they will not bounce a check within their assigned limit, and provides the Bank with happy customers and increased fee income. The program has been well received by both existing and new customers.

We are pleased to announce that Lee Storch has recently joined the Bank as Chief Operating Officer. Lee has over 20 years of banking experience, and has relocated from B o w , New Hampshire, with his wife Liz and two children. Lee is responsible for coordinating the retail banking, lending and administrative activities of the Bank and is a welcomed addition to our management team.

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

2421 Main Street | Buffalo | New York 14214

© 2004 Greater Buffalo Savings Bank

3rd Quarter 2003 Report | Great Lakes Bancorp, Inc.

GLB to Sell Additional Shares of Common Stock.
Stock to be Offered Only to Existing Shareholders.

The Securities and Exchange Commission (SEC) has approved our registration statement, Form SB-2, for a rights offering which will be mailed within the next few days to all shareholders of record as of January 14.  The rights offering will be made pursuant to the prospectus and subscription agreement which you will receive shortly and will run until February 27.  Payment for shares will be due no later than March 15.  Existing shareholders will have the right to purchase as many shares as they currently own, at a price of $9.00 per share.  Shareholders may also subscribe for more shares than they currently own.  In the event the offering is not fully subscribed, those shares not sold will be allocated to those shareholders who want additional shares as set forth in the registration statement.

The maximum proceeds from the offering is $18,696,330 less offering expenses.  The proceeds will provide additional capital to continue the rapid growth of deposits, assets and loans through the expansion of our existing lending and investing activities and the continued development of our branch banking system.

The offering price of $9.00 per share has been determined by our Board of Directors after consideration of various factors, including an appraisal prepared by an independent bank consulting firm and reliance on the informal policy adopted at the time of the Bank's second offering in 2001.  At that time, the Board agreed that until such time that the Bank's stock was offered on a regional basis by professional investment bankers at a significant multiple of book value, was listed on a national market, or quoted on NASDAQ, all of the Bank's capital needs would be met by first attempting to sell additional common stock to existing shareholders at or near book value per share.

Management and your Board of Directors have indicated that they intend to purchase an aggregate of 600,000 shares in this offering.  Once you receive the prospectus and subscription agreement, please do not hesitate to call Andy Dorn at 716-961-1920 or Lou Sidoni at 716-961-1886 if you have any questions.

Assets Exceed $300 Million.

During July, the Bank's assets exceeded $300 million for the first time.  This is a very significant milestone for our Bank.  According to the Federal Deposit Insurance Corporation's bank database, at September 30 there were 9,190 banks operating in the United States, and there were only 1,618 banks with assets in excess of $344 million.  After just four years, we are now larger than 82% of all banks in the United States.

3rd Quarter
Highlights:

• Assets Exceed $300 Million in July
• Assets Increased By $50.4 Million in 3rd Qtr $119.5 Million YTD
• Loans Increase By $15.6 Million in 3rd Qtr $55.1 Million YTD
• Earnings Per Share $.18/share in 3rd Qtr $.46/share YTD
• GBSB Receives "Best In Business Award"
• Bank Commences Indirect Auto Financing
• Construction of 7th Office Starts in Tonawanda

On Wednesday, October 8, Business First, WKBW-TV and Freed, Maxick & Battaglia sponsored the Business Leadership Buffalo/Niagara Awards Dinner honoring the "Best in Business" in Western New York.

GBSB was selected as the finalist from a field of over 100 nominated companies "who are visionary, goal-orented and using their talents to make Buffalo/Niagara a better place." Our Bank was selected as the winner in the Best in Business II category that included companies with annual revenues under $10 million.

The First Bank in WNY to Offer CD Registry Services.

GBSB is the first Bank in Western New York to affiliate with the Certificate of Deposit Account Registry Service (CDARS), offered by Promontory Interfinancial Network. CDARS is a revolutionary product, which will allow our Bank to offer large individual depositors, corporations and not-for-profit organizations full FDIC coverage on certificates of deposit in excess of $100,000.

CDARS will provide large depositors with a convenient and seamless vehicle to manage all of their deposits with our Bank and have them fully insured by the FDIC. We expect that CDARS will be as well received in Western New York as it has in other markets in the United States. We believe that CDARS will enhance customer retention, attract new customers and provide an additional vehicle to obtain cost-effective funding.

To Our Fellow Shareholders
Dear Shareholders:

We apologize for the long delay in providing our September 30 financial statements. When we filed our registration statement to sell additional shares of common stock with the Securities and Exchange Commission in September, the Bank was advised not to publish our quarterly newsletter until after the SEC had approved our registration statement. This was our first registration with the SEC, and it took much longer than anticipated.

The 3rd quarter was one of continued growth and monthly improvements in profitability. Assets increased by more than $50 million during the quarter, reaching $344 million, and our operating profit for the quarter was $374 thousand, or $.18 per share. Year-to-date assets have increased by more than $119 million, and our operating profit for the nine months ended September 30 was $950 thousand, or $.46 a share.

Growth continues to be driven by the expansion of our branch network and the addition of new customers in our existing branches. We opened our sixth full-service office in Snyder in the Town of Amherst on June 30, and it has been very well received.

In September, we borrowed $5 million in our holding company from Fifth Third Bank to downstream to Greater Buffalo Savings Bank as additional capital, so we could continue to grow the Bank. We have submitted a registration statement to the SEC so we can sell additional common stock. When the offering is completed, the Bank will have obtained the permanent equity capital that is required to continue the rapid expansion of our branch network and customer and deposit base.

Our Board has decided to offer shares only to our existing shareholders at $9.00 per share, which is slightly more than the current book value per share. We believe that since it was your investment and patience that allowed us to build the Bank into a profitable, rapidly growing community bank, only you should have the opportunity to purchase additional shares at this price. You will receive a copy of the prospectus and subscription agreement in the next few days. Please don't hesitate to call us if you have any questions.

Our business plan remains unchanged and on track. We intend to continue to expand our branch network to make it convenient for everyone in Western New York to bank with us, and to aggressively build our customer and deposit base. We have recently signed agreements to purchase branch sites in East Amherst and Cheektowaga, and we are continually expanding and refining our product offering to attract new customers.

We celebrated our fourth anniversary on November 9, and looking back, we have exceeded our original projections and are well on our way to achieving our vision of establishing a locally owned, full-service community bank. One that will ultimately provide a superior return on investment to our shareholders.

/s/ Barry                                           /s/ Andy
Barry M. Snyder                                                Andrew W. Dorn, Jr.
Chairman of the Board                                      President & CEO

Board of Directors

Sarah Hill Buck, Esq.
Andrew W. Dorn, Jr.
William A. Evans, Esq.
Carrie B. Frank
Fred J. Hanania
Luiz F. Kahl
Gerard T. Mazurkiewicz, CPA
Brenda Williams McDuffie
Acea M. Mosey-Pawlowski, Esq.
Dennis M. Penman
Louis Sidoni
James A. Smith, M.D.
Barry M. Snyder
Louis J. Thomas
David L. Ulrich
Frederick A. Wolf, Esq.

Offices

Main & Jewett Parkway
Corporate Headquarters
2421 Main Street
Buffalo, NY 14214
961-1900

Downtown
47 Court St
Buffalo, NY 14202
842-0827

Kenmore
410 Kenmore Avenue
Buffalo, NY 14223
862-8080

North Tonawanda
107 Main Street
North Tonawanda, NY 14120
614-3600

West Seneca
320 Orchard Park Rd
West Seneca, NY 14224
824-6200

Snyder
4950 Main Street
Amherst, NY 14226
250-4950

Bank by Phone 961-2265
Online Banking
gbsb.com

> Financial Statements
STATEMENT OF FINANCIAL CONDITION (in thousands)
ASSETS	September 30, 2003	September 30, 2002
	(unaudited)	(unaudited)
Cash and cash equivalents	$8,319	$12,011
Securities available for sale	125,300	58,709
Securities held to maturity	2,000	-
Federal Home Loan Bank stock, at cost	1,581	683
Loans, net	197,400	118,396
Premises and equipment, net	7,015	3,596
Other assets	2,513	1,580
TOTAL ASSETS	$344,128	$194,975

LIABILITIES & SHAREHOLDERS' EQUITY

Deposits	306,047	177,105
Short-term borrowing	14,095	246
Long-term debt	5,000	-
Other liabilities	847	342
TOTAL LIABILITIES	325,989	177,693

Common stock	2	9,808
Class B Common stock	-	579
Additional paid-in capital	18,622	8,238
Accumulated deficit	-536	-2,052
Accumulated other comprehensive gain, net	51	709
TOTAL SHAREHOLDERS' EQUITY	18,139	17,282
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$344,128	$194,975

STATEMENT OF OPERATIONS (in thousands except for share data)
	9 MONTHS ENDED	9 MONTHS ENDED
INCOME	SEPTEMBER 30, 2003	SEPTEMBER 30, 2002
	(unaudited)	(unaudited)
Interest income	$9,664	$6,337
Interest expense	4,546	3,283
Net interest income	5,118	3,054

Provision for loan losses	250	298
NET INTEREST INCOME After provision for loan losses	4,868	2,756

Non-interest income	993	626
Net interest income after provision and non-interest income	5,861	3,382

NON-INTEREST EXPENSE
Salaries and employee benefits	2,005	1,471
Occupancy expense	720	458
Other operating expense	1,602	958
TOTAL NON-INTEREST EXPENSE	4,327	2,887

Net income before income taxes	1,534	495

Income tax expense	- 583	- 193
NET INCOME	$951	$302

Common shares outstanding	1,961,620	1,961,620
Class B Common shares outstanding	115,750	115,750
NET INCOME PER SHARE	$0.46	$0.15